EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces 2021 Third Quarter Financial Results

Board Declares Quarterly Dividend

Kingston, NY — November 11, 2021 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended September 30, 2021. The Company will host a conference call for analysts and investors on November 12, 2021, at 8:30 a.m. Eastern Time, as previously announced on October 13, 2021.

2021 Third Quarter Financial and Operational Highlights

(All results are compared to prior year quarterly period unless otherwise noted)

•	Loss per share of $(1.01) compared to $(0.12); Operating loss per share[1] of ($1.02) compared to $(0.27)
•	Book value per share of $7.43 down 12.8% from the prior quarter
•	Direct written premiums[1] grew by 6.8% to $48.9 million
•	Net premiums earned increased 33.7% to $36.8 million
•	Net combined ratio increased to 136.4% from 111.9% driven by an increase in the net loss ratio to 97.1% from 73.1%.
•	Net investment income increased 12.2% to $1.7 million
•	Portfolio realignment increases credit quality and maintains limited duration profile
•	88,329 shares repurchased during Q3. Total return to shareholders during Q3 including dividends of $1.4 million or 1.6% of the prior quarter’s shareholders’ equity.

Quarterly Dividend of $0.04 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.04 per share payable on December 15, 2021 to stockholders of record at the close of business on November 30, 2021.

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[1] These measures are not based on accounting principles generally accepted in the United States (“GAAP”) and are defined and reconciled below to the most directly comparable GAAP measures.

Management Commentary

Barry Goldstein, Kingstone’s Chief Executive Officer, elaborated on the Company’s results:

“Along with every other shareholder I am disappointed in the results. Even with weather being outside of our control, never before had there been a single calendar quarter with three separate storms each resulting in more than $1 million of loss. These Catastrophe losses and loss adjustment expenses added 33 points to our combined ratio this quarter. Our core losses were higher than expected as well, much of which I believe is a Covid-19 impact.

We are a business that’s been around, collected premiums and paid claims since 1886. We report here on our history, but as a company we are always planning for the future. We analyze and scrutinize in painstaking detail when our results don’t meet expectations. That is exactly what we are doing now.

At the same time we again call out that we are continuing to see reasonable growth in new higher premium profitable business, primarily due to the restrictive actions taken by some of our competitors. We remain hyper focused on profitability, and we maintain tight underwriting standards. Our new higher rates are rolling on and will increase our earned premium and bring us a much higher average rate level. This bodes well for future profitability.

Investment income increased by 12.2% during the quarter. Also of note is that our new fixed income manager has begun to restructure our portfolio, which as of the end of Q3 resulted in a higher average credit quality, better diversification, and little change to our focus on shorter duration securities.

During the quarter we repurchased 88,329 shares, making the total share repurchases during 2021 219,914 shares. We also paid our 42nd consecutive quarterly dividend during Q3.”

Meryl Golden, Kingstone’s Chief Operating Officer, continued:

“The quarter’s high attritional loss ratio reflects two main factors. First, we have seen a continuation of increased liability claims frequency for the dwelling fire line of business. We reported this increase last quarter across our property lines but fortunately we no longer see this heightened frequency in our homeowner line. Second, we saw an increase in the number of severe fire claims in our homeowner line. Otherwise, the third quarter non-cat loss experience was higher than in 2020 but similar to prior years.

Overall, it was a disappointing quarter. However, we continue to believe that we have done and are doing all of the right things to return the company to profitability.”

See “Forward-Looking Statements”

2

Financial Highlights Table

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in thousands except per share data)	2021	2020	% Change	2021	2020	% Change
Direct written premiums[1]	$48,865	$45,742	6.8%	$131,610	$125,090	5.2%
Net written premiums[1]	$41,642	$29,995	38.8%	$109,756	$81,276	35.0%
Net premiums earned	$36,803	$27,521	33.7%	$106,829	$81,099	31.7%
Total ceding commission revenue	$(7)	$3,449	na	$37	$10,760	-99.7%
Net investment income	$1,677	$1,494	12.2%	$5,138	$4,772	7.7%
Net gains (losses) on investments	$205	$2,108	-90.3%	$5,480	$(1,639)	na

U.S. GAAP Net loss	$(10,618)	$(1,228)	-764.7%	$(9,606)	$(2,064)	-365.4%
U.S. GAAP Diluted (loss) per share	$(1.01)	$(0.12)	-741.7%	$(0.90)	$(0.19)	-373.7%

Comprehensive (loss) income	$(11,539)	$(302)	-3720.9%	$(13,279)	$2,185	na
Net operating loss [1]	$(10,780)	$(2,893)	-272.6%	$(13,935)	$(769)	-1712.1%
Net operating loss[1] per share	$(1.02)	$(0.27)	-277.8%	$(1.31)	$(0.07)	-1771.4%

Return on average equity (annualized)	-50.6%	-5.5%	-45.1 pts	-15.0%	3.1%	-18.1 pts

Net loss ratio	97.1%	73.1%	24 pts	74.0%	60.8%	13.2 pts
Net underwriting expense ratio	39.3%	38.8%	0.5 pts	41.0%	38.9%	2.1 pts
Net combined ratio	136.4%	111.9%	24.5 pts	115.0%	99.7%	15.3 pts

Effect of catastrophes and prior year loss
development on net combined ratio[1]	33.1 pts	31.1 pts	2.0 pts	11.5 pts	12.5 pts	-1.0 pts

Net combined ratio excluding effect of
catastrophes and prior year loss
development[1]	103.3%	80.8%	22.5 pts	103.5%	87.2%	16.3 pts

1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

2021 Third Quarter Financial Review

Net income:

There was a net loss of $10.6 million during the three-month period ended September 30, 2021, compared to a net loss of $1.2 million in the prior year period. The increased net loss in the latest three-month period can be attributed to a 24.0 point increase in net loss ratio and a $1.9 million decrease in gains on investments. The net loss ratio was 97.1% for the three-month period ended September 30, 2021, compared to 73.1 % in the prior year period.

Earnings (Loss) per share (“EPS”):

Kingstone reported a net loss of $(1.01) per diluted share for the three months ended September 30, 2021, compared to a net loss of $(0.12) per diluted share for the three months ended September 30, 2020.  EPS for the three-month periods ended September 30, 2021 and 2020 was based on 10.5 million and 10.7 million weighted average diluted shares outstanding, respectively.

3

Direct Written Premiums,[1] Net Written Premiums[1] and Net Premiums Earned

Direct written premiums[1] for the third quarter of 2021 were $48.9 million, an increase of $3.2 million or 6.8% from $45.7 million in the prior year period. The increase is primarily attributable to a $2.4 million increase in premiums from our personal lines business and a $0.8 million increase in livery physical damage as the economy continues to reopen and more drivers return to work.

Net written premiums[1] increased 38.8% to $41.6 million during the three-month period ended September 30, 2021 from $30.0 million in the prior year period. The increase in the third quarter was attributable to the exit from the 25% personal lines quota share treaty on December 30, 2020.

Net premiums earned for the quarter ended September 30, 2021 increased 33.7% to $36.8 million, compared to $27.5 million for the quarter ended September 30, 2020. The increase was attributable to the exit from the 25% personal lines quota share treaty on December 30, 2020, partially offset by the decrease of $0.2 million in commercial lines premiums, a line of business from which the Company completed its run-off in September 2020.

Net Loss Ratio:

For the quarter ended September 30, 2021, the Company’s net loss ratio was 97.1%, compared to 73.1% in the prior year period. The loss ratio is higher than the prior year period mainly due to a continuation of increased liability claims frequency for the dwelling fire line of business as well as an increase in the number of severe fire claims in the homeowner line. Otherwise, the third quarter non-cat loss experience was higher than 2020 but similar to prior years.

Net Underwriting Expense Ratio:

For the quarter ended September 30, 2021, the net underwriting expense ratio was 39.3% as compared to 38.8% in the prior year period, an increase of 0.5 percentage points. The 0.5 percentage point increase is primarily attributable to the exit from the 25% personal lines quota share treaty and the decrease in provisional ceding commissions from the prior year quota share. In addition, there was an increase in IT and Professional Services expenses related to Kingstone 2.0 initiatives.

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[1] These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

Balance Sheet / Investment Portfolio

Kingstone’s cash and investment holdings were $246.0 million at September 30, 2021 compared to $222.3 million at September 30, 2020. The Company’s investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 77.3% of total investments at September 30, 2021 and 81.3% at September 30, 2020. The Company’s effective duration on its fixed-income portfolio is 4.3 years.

Net investment income increased 12.2% to $1.7 million for the third quarter of 2021 from $1.5 million in the prior year period.

4

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax

As of September 30, 2021, AOCI was $6.2 million compared to $9.0 million at September 30, 2020. The decrease in AOCI at September 30, 2021 of $2.8 million is attributable to the decrease in realized gains and the increase in interest rates since September 30, 2020.

Share Repurchase Program

Pursuant to the Company’s share repurchase program announced in March 2021, during the first nine months of 2021, the Company repurchased 216,914 shares at a purchase price of $1,667,109, or an average of $7.69 per share.

Book Value

The Company’s book value per share at September 30, 2021 was $7.43, a decline of 11.2% compared to $8.37 at September 30, 2020 and a decline of 15.0% from the December 31, 2020 amount.

	30-Sep-21	30-Jun-21	31-Mar-21	31-Dec-20	30-Sep-20
Book Value Per Share	$7.43	$8.52	$8.34	$8.74	$8.37

% Increase from specified period to 9/30/21		-12.8%	-10.9%	-15.0%	-11.2%

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company’s operations and financial results in a conference call on Friday, November 12, 2021, at 8:30 a.m. ET.

The dial-in numbers are:

(877) 407-3105 (U.S.)

(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q3 2021 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. Net premiums written are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company’s policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company’s performance and evaluate results.

5

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company’s overall profitability.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net combined ratio and does not reflect the Company’s net combined ratio.

The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented:

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
(000’s except percentages)
Direct and Net Written Premiums Reconciliation:

Direct written premiums	$48,865	$45,742	$3,123	6.8%	$131,610	$125,090	$6,520	5.2%
Ceded written premiums	(7,223)	(15,747)	8,524	(54.1)%	(21,854)	(43,814)	21,960	(50.1)%

Net written premiums	41,642	29,995	11,647	38.8%	109,756	81,276	28,480	35.0%
Change in unearned premiums	(4,839)	(2,474)	(2,365)	95.6%	(2,927)	(177)	(2,750)	1,553.7%

Net premiums earned	$36,803	$27,521	$9,282	33.7%	$106,829	$81,099	$25,730	31.7%

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The following table reconciles net operating loss to net loss for the periods indicated:

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2020		September 30, 2021		September 30, 2020
	Amount	Diluted earnings (loss) per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings (loss) per common share	Amount	Diluted (loss) earnings per common share
(000’s except per common share amounts and percentages)
Net Loss and Diluted Loss per Common Share Reconciliation:

Net loss	$(10,618)	$(1.01)	$(1,228)	$(0.12)	$(9,606)	$(0.90)	$(2,064)	$(0.19)

Net realized (gain) loss on investments	(205)		(2,108)		(5,480)		1,639
Less tax (expense) benefit on net realized (gain) loss	(43)		(443)		(1,151)		344

Net realized (gain) loss on investments, net of taxes	(162)	$(0.02)	(1,665)	$(0.16)	(4,329)	$(0.41)	1,295	$0.12

Net operating loss	$(10,780)	$(1.02)	$(2,893)	$(0.27)	$(13,935)	$(1.31)	$(769)	$(0.07)

Weighted average diluted shares outstanding	10,523,515		10,673,077		10,622,988		10,737,853

(Components may not sum to totals due to rounding)

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The following table reconciles the net combined ratio excluding catastrophes and prior year loss development to the net combined ratio for the periods presented:

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2021	2020	Percentage Point Change		2021	2020	Percentage Point Change
Net Combined Ratio Excluding Catastrophes and Prior Year Development Reconciliation:

Net Combined Ratio Excluding Catastrophes and Prior Year Development	103.3%	80.8%	22.5	pts	103.5%	87.2%	16.3	pts

Effect of catastrophe losses and prior year development
Catastrophe losses	33.1%	31.5%	1.6	pts	11.5%	12.8%	(1.3)	pts
Prior year development	0.0%	-0.4%	0.4	pts	0.0%	-0.3%	0.3	pts
Effect of catastrophe losses and prior year development on net loss and loss adjustment expenses	33.1%	31.1%	2.0	pts	11.5%	12.5%	(1.0)	pts
Net underwriting expense ratio	0.0%	0.0%	-	pts	0.0%	0.0%	-	pts
Total effect of catastrophe losses and prior year development	33.1%	31.1%	2.0	pts	11.5%	12.5%	(1.0)	pts

Net combined ratio	136.4%	111.9%	24.5	pts	115.0%	99.7%	15.3	pts

The following table reconciles the net combined ratio excluding catastrophes to the net combined ratio for the periods presented:

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2021	2020	Percentage Point Change		2021	2020	Percentage Point Change
Net Combined Ratio Excluding Catastrophes Reconciliation:

Net Combined Ratio Excluding Catastrophes	103.3%	80.4%	22.9	pts	103.5%	86.9%	16.6	pts

Catastrophe losses	33.1%	31.5%	1.6	pts	11.5%	12.8%	(1.3)	pts

Net combined ratio	136.4%	111.9%	24.5	pts	115.0%	99.7%	15.3	pts

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The following table summarizes gross and net written premiums, net premiums earned, net loss and loss adjustment expenses and net loss ratio by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Gross premiums written:
Personal lines(3)	$45,984,939	$43,640,603	$124,593,302	$119,598,207
Livery physical damage	2,813,571	2,045,746	6,836,999	5,466,552
Other(1)	66,659	62,664	180,485	192,395
Total without commercial lines	48,865,169	45,749,013	131,610,786	125,257,154
Commercial lines (in run-off effective July 2019)(2)	-	(6,848)	(856)	(167,583)
Total gross premiums written	$48,865,169	$45,742,165	$131,609,930	$125,089,571

Net premiums written:
Personal lines(3)	$38,762,235	$27,916,850	$102,741,368	$76,231,996
Livery physical damage	2,813,571	2,045,746	6,836,999	5,466,552
Other(1)	65,837	50,625	178,021	151,783
Total without commercial lines	41,641,643	30,013,221	109,756,388	81,850,331
Commercial lines (in run-off effective July 2019)(2)	-	(18,271)	(856)	(574,228)
Total net premiums written	$41,641,643	$29,994,950	$109,755,532	$81,276,103

Net premiums earned:
Personal lines(3)	$34,715,708	$25,220,883	$101,054,415	$71,434,757
Livery physical damage	2,028,786	2,014,458	5,598,605	6,803,475
Other(1)	58,757	49,939	176,731	149,087
Total without commercial lines	36,803,251	27,285,280	106,829,751	78,387,319
Commercial lines (in run-off effective July 2019)(2)	-	235,801	(856)	2,712,068
Total net premiums earned	$36,803,251	$27,521,081	$106,828,895	$81,099,387

Net loss and loss adjustment expenses(4):
Personal lines	$32,958,728	$18,657,325	$72,353,668	$41,810,950
Livery physical damage	1,766,989	648,520	3,469,465	1,798,210
Other(1)	180,995	29,104	434,816	5,465
Unallocated loss adjustment expenses	867,675	827,031	2,783,547	2,839,359
Total without commercial lines	35,774,387	20,161,980	79,041,496	46,453,984
Commercial lines (in run-off effective July 2019)(2)	(34,152)	(44,005)	18,621	2,863,443
Total net loss and loss adjustment expenses	$35,740,235	$20,117,975	$79,060,117	$49,317,427

Net loss ratio(4):
Personal lines	94.9%	74.0%	71.6%	58.5%
Livery physical damage	87.1%	32.2%	62.0%	26.4%
Other(1)	308.0%	58.3%	246.0%	3.7%
Total without commercial lines	97.2%	73.9%	74.0%	59.3%

Commercial lines (in run-off effective July 2019)(2)	na	-18.7%	74.0%	105.6%
Total	97.1%	73.1%	74.0%	60.8%

1.

“Other” includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.

2.	In July 2019, the Company decided that it will no longer underwrite Commercial Liability risks. See discussions above regarding the discontinuation of this line of business.
3.	See discussion with regard to “Direct Written Premiums, Net Written Premiums and Net Premiums Earned” above.
4.	See discussions above with regard to “Net Loss Ratio”.

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KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenues
Net premiums earned	$36,803,251	$27,521,081	$106,828,895	$81,099,387
Ceding commission revenue	(7,276)	3,448,774	37,400	10,760,087
Net investment income	1,676,596	1,494,086	5,137,867	4,771,936
Net gains (losses) on investments	204,534	2,107,876	5,480,202	(1,638,674)
Other income	280,869	250,654	577,261	772,672
Total revenues	38,957,974	34,822,471	118,061,625	95,765,408

Expenses
Loss and loss adjustment expenses	35,740,235	20,117,975	79,060,117	49,317,427
Commission expense	8,201,935	8,036,298	24,711,115	23,652,765
Other underwriting expenses	6,562,743	6,346,846	19,722,705	19,434,110
Other operating expenses	855,499	1,038,453	3,141,077	3,364,483
Depreciation and amortization	820,091	710,181	2,480,085	2,070,435
Interest expense	456,545	456,545	1,369,635	1,369,635
Total expenses	52,637,048	36,706,298	130,484,734	99,208,855

Loss before taxes	(13,679,074)	(1,883,827)	(12,423,109)	(3,443,447)
Income tax benefit	(3,060,809)	(655,971)	(2,817,108)	(1,379,578)
Net loss	(10,618,265)	(1,227,856)	(9,606,001)	(2,063,869)

Other comprehensive (loss) income, net of tax
Gross change in unrealized (losses) gains on available-for-sale-securities	(829,297)	1,778,478	(3,578,413)	5,938,600

Reclassification adjustment for gains included in net loss	(335,669)	(606,969)	(1,071,439)	(560,696)
Net change in unrealized (losses) gains	(1,164,966)	1,171,509	(4,649,852)	5,377,904
Income tax benefit (expense) related to items of other comprehensive (loss) income	244,643	(246,017)	976,470	(1,129,359)
Other comprehensive (loss) income, net of tax	(920,323)	925,492	(3,673,382)	4,248,545

Comprehensive (loss) income	$(11,538,588)	$(302,364)	$(13,279,383)	$2,184,676

Loss per common share:
Basic	$(1.01)	$(0.12)	$(0.90)	$(0.19)
Diluted	$(1.01)	$(0.12)	$(0.90)	$(0.19)

Weighted average common shares outstanding
Basic	10,523,515	10,673,077	10,622,988	10,737,853
Diluted	10,523,515	10,673,077	10,622,988	10,737,853

Dividends declared and paid per common share	$0.0400	$0.0400	$0.1200	$0.1425

10

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $9,699,504 at September 30, 2021 and $8,194,824 at December 31, 2020)	$9,166,983	$7,368,815
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $145,452,017 at September 30, 2021 and $145,045,584 at December 31, 2020)	153,289,242	157,549,272
Equity securities, at fair value (cost of $37,545,241 at September 30, 2021 and $32,571,166 at December 31, 2020)	40,060,872	34,413,313
Other investments	7,379,111	3,518,626
Total investments	209,896,208	202,850,026
Cash and cash equivalents	36,108,088	19,463,742
Premiums receivable, net	11,309,319	11,819,639
Reinsurance receivables, net	22,962,014	45,460,729
Deferred policy acquisition costs	21,261,916	20,142,515
Intangible assets	500,000	500,000
Property and equipment, net	8,526,162	8,083,123
Other assets	9,662,834	9,262,493
Total assets	$320,226,541	$317,582,267

Liabilities
Loss and loss adjustment expense reserves	$101,044,118	$82,801,228
Unearned premiums	92,653,778	90,009,272
Advance premiums	5,325,514	2,660,354
Reinsurance balances payable	4,266,092	6,979,735
Deferred ceding commission revenue	87,846	93,519
Accounts payable, accrued expenses and other liabilities	8,700,342	8,433,233
Deferred income taxes, net	537,848	4,156,913
Long-term debt, net	29,779,746	29,647,611
Total liabilities	242,395,284	224,781,865

Commitments and Contingencies (Note 11)

Stockholders' Equity
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,947,619 shares at September 30, 2021 and 11,871,307 shares at December 31, 2020; outstanding 10,476,213 shares at September 30, 2021 and 10,616,815 shares at December 31, 2020	119,476	118,713
Capital in excess of par	72,025,035	70,769,165
Accumulated other comprehensive income	6,206,680	9,880,062
Retained earnings	5,047,547	15,928,345
	83,398,738	96,696,285
Treasury stock, at cost, 1,471,406 shares at September 30, 2021 and 1,196,109 shares at December 31, 2020	(5,567,481)	(3,895,883)
Total stockholders' equity	77,831,257	92,800,402

Total liabilities and stockholders' equity	$320,226,541	$317,582,267

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About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission under “Factors That May Affect Future Results and Financial Condition.” These risks and uncertainties include, without limitation, the following:

•	As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

•	Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

•

We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

•

The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

•	Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

•	Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

•	We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

•	Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

•	We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Kingstone Companies, Inc.

Amanda M. Goldstein

Investor Relations Director

(516) 960-1319

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